Federated Authorizes Additional $750 Million Stock Repurchase

CINCINNATI--(BUSINESS WIRE)--July 20, 2004--The board of directors of Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today announced that it had increased the company's authorized stock repurchase program by $750 million. This amount, together with $540 million remaining under previous authorizations, brings the total authorization remaining under the program to $1.29 billion.

While the amount of cash used to buy back stock could vary depending on market conditions, the company expects to repurchase between $700-$900 million of stock in 2004. In 2003, Federated spent about $645 million to repurchase approximately 16.5 million shares. This year, through July 16, Federated has repurchased approximately 5.7 million shares using about $280 million in cash.

"Federated has significant excess cash and we intend to use it to deliver value to our shareholders," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "The bond tender offer we announced today and the ongoing share repurchase program, taken together, will result in lower interest expense (excluding the premium associated with the debt repurchase) and reduced share count. Given the strong cash flow generation of our business, it is important to recognize that these actions do not limit Federated's ability to pursue strategic investments."

Federated today also issued a press release announcing a tender offer for any and all of its $350 million aggregate principal amount of 8.50% Senior Notes Due 2010.

This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including prevailing rates of interest, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission

With corporate offices in Cincinnati and New York, Federated is one of the nation's leading department store retailers, with annual sales of more than $15.4 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Bloomingdale's, Macy's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom.)

CONTACT: Federated Department Stores, Inc.
Media - Carol Sanger, 513-579-7764
Investor - Susan Robinson, 513-579-7780
SOURCE: Federated Department Stores, Inc.